Exhibit 10.35

April 14, 2022

David Hitchcock

[* * *]

Re:	Offer and Terms of Employment

Dear David,

It gives me great pleasure to offer you the position of Chief Financial Officer for Energy Vault Holdings, Inc. (the “Company”). If you accept this offer, the terms and conditions of this offer letter agreement (the “Agreement”), in addition to the attachments enclosed with this Agreement, will apply to your at-will employment with the Company:

1.	Title and Duties. If you accept this offer, and contingent on the other conditions set forth herein, your first day of employment will be April 18, 2022. You will report to Robert A. Piconi, Chairman, Co-Founder & Chief Executive Officer. You shall perform duties consistent with your position in a professional and competent manner, and throughout your employment with the Company devote your time to such matters as the Company may reasonably require. You shall use your best efforts to complete all assignments and adhere to the Company’s procedures and policies in effect.

2.	Compensation. Your gross annual base salary will be $375,000 subject to standard withholdings and authorized deductions (“Base Salary”), and payable on a bi-weekly basis in accordance with the Company’s normal payroll practices. By virtue of your duties, responsibilities, and compensation, your role is an exempt position, meaning you are not eligible for overtime compensation. Your salary is subject to modification during your employment in accordance with the Company’s practices, policies, or procedures.

3.	Equity Grant. In addition to your Base Salary, and subject to approval by the Company’s Board of Directors or its Compensation Committee, the Company will grant you an award of 375,000 Restricted Stock Units (“RSUs”). The RSU’s will be subject to the terms and conditions of the Company’s 2022 Equity Incentive Plan, as amended and a notice of RSU award and RSU agreement (collectively, the “RSU Award Agreement”). As will be more fully described in the RSU Award Agreement, it is expected that the RSUs will vest in installments over a three-year period following your Start Date.

4.	Annual Performance Bonus. You will be eligible for an annual discretionary performance bonus each fiscal year. Each year, your target bonus opportunity will be 100% of your Base Salary. Actual payments will be determined based on the Company’s performance, your performance, and at the sole discretion of the Company. Bonuses, if any, will be paid within 21/2 months after the close of the previous fiscal year. You must be employed by the Company at the time of payment to earn or receive a bonus. The bonus is not earned until paid and no pro-rated amount will be paid if your employment with the Company ends due to resignation or termination for Cause prior to the payment date. For purposes of this Agreement, “Cause” shall include, but is not limited to: failure to perform your duties, including gross negligence or malfeasance in the performance of your duties; dishonesty, willful misconduct or fraud in connection with your employment by the Company; commission of a reportable violation of any applicable banking, securities or commodities laws, rules or regulations that constitutes a serious offense that could or does result in a significant fine; conviction or plea of nolo contendere (or equivalent) to or commission of a felony or any crime involving moral turpitude; engaging in sexual or other forms of harassment; or violation of applicable Company policies, practices, and standards of behavior of the Company of which you have been made aware.

5.	Introductory Period. During the first ninety (90) calendar days of your employment with the Company, you will be considered to be on an “introductory” status. During this period, you will be given the opportunity to demonstrate your ability to achieve a satisfactory level of performance and to determine whether the new positions meets your expectations. The Company will use this period to evaluate your capabilities, work habits, and overall performance. The length of the introductory period may be extended on one or more occasions if the Company deems such an extension necessary or appropriate. Consistent with your at-will status, your employment may be terminated by you or the Company at any time, for any lawful reason or no reason, with or without Cause or advance notice, either during the introductory period, or any time thereafter.

6.	Remote Work. You will perform your work for the Company remotely – from any location within the United States. By accepting the Company’s offer of employment, you agree that you will keep the Company informed of your remote work location and will not relocate to a new work remote work location without first informing the Company and obtaining the Company’s consent (including by e-mail). Further, you understand and agree that, when directed by the Company, you may be required to attend meetings or work out of the Company’s offices in Westlake Village, California, in addition to any necessary work-related travel.

7.	Benefits. In addition to your compensation, you will be eligible to receive the benefits that are generally offered to all Company employees, subject to any eligibility requirements and terms set forth in any applicable policies or plans (if any), effective the first of the month following your hire date (except as otherwise provided in such policies or plans). Currently, the Company’s benefits include medical plans, dental plans, and a vision plan. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion. A full description of these benefits is available upon request.

8.	Sick Leave. You will be entitled to sick leave benefits, in accordance with the Company’s standard policies and in accordance with applicable federal, state, and/or local law.

9.	Flexible Time Off. You will be able to use Flexible Time Off (FTO) with pay during current and subsequent years of employment in accordance with the Company’s FTO policy.

10.	Holidays. You will be paid for designated holidays in accordance with the Company’s holiday schedule, as set forth in the Energy Vault Holdings, Inc. Employee Handbook. This schedule is subject to change at the discretion of the Company.

11.	Employee Confidentiality, Non-Disclosure, and Inventions Assignment Agreement. In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this Agreement as Attachment 1 (and incorporated herein by reference) is an Employee Confidentiality, Non-Disclosure, and Inventions Assignment Agreement (“CNIAA”), which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Please review the CNIAA and only sign it after careful consideration of its terms. Your offer of employment is contingent on your execution of the enclosed CNIAA, which is incorporated herein by reference.

12.	Prior Agreements. You represent that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.

13.	At-Will Employment. Your employment with the Company is “at-will.” This means that, just as you may resign from the Company at any time for any lawful reason or no reason, the Company may terminate your employment at any time, with or without Cause, and with or without notice. Notwithstanding that your employment is at-will, the Company requests and appreciates that if you decide to leave the Company, you provide as much advance notice as reasonably practicable.

14.	Tax Matters.

a.	Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. Regardless of the amount withheld or reported, you are solely responsible for all taxes on compensation under this agreement (including imputed compensation) except the employer’s share of employment taxes.

b.	Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

c.	Section 409A of the Internal Revenue Code. All payments and other compensation described in this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code. This Agreement shall be interpreted consistently with that intent, provided that nothing in this agreement shall be construed as a warranty of tax treatment or otherwise to transfer liability for any tax under Section 409A from you to the Company or any of its affiliates. Each installment in a series of payments shall be treated as a separate payment.

15.	Offer Contingent Upon Background Check Results. This conditional offer is contingent upon the acceptable results of a background and reference check, as permitted by law. The background check authorization form sent separately asks for your permission to check your conviction history and provides more information about the background check process.

16.	Mutual Arbitration Agreement. To the maximum extent permitted by law, you and the Company agree that all claims, disputes and controversies of any kind arising out of, relating to or in any way associated with this Agreement and/or your employment by Company or the termination of that employment, including but not limited to all common, constitutional, contract and tort law theories and statutory claims under federal, state and/or local law, shall be submitted to and resolved through final and binding arbitration , before a single arbitrator licensed to practice law and experienced in employment law, and administered by JAMS (http://www.jamsadr.com/) pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”) (available at https://www.jamsadr.com/rules-employment-arbitration/) in effect at the inception of the arbitration, incorporated herein by reference, except as modified or supplemented herein. The arbitration shall take place at JAMS’s office in (or nearest to) your (last) primary work location for the Company, unless the parties agree to a different location or as otherwise required by law. This agreement to arbitrate applies to all claims that the Company may have against you, as well as all claims that you may have against the Company, including any of the Company’s affiliates, parents, subsidiaries, successors, assigns, owners, directors, officers, shareholders, employees, managers, members, and agents.

Claims not subject to this agreement to arbitrate are expressly limited to: (i) claims for workers’ compensation, disability benefits or unemployment compensation benefits; (ii) claims based on any pension or welfare plan or collective bargaining agreement, the terms of which may contain arbitration or other non-judicial dispute resolution procedure; (iii) any unfair labor practice charge which is to be brought under the National Labor Relations Act; and/or (iv) claims which may not be arbitrated as a matter of law. Nothing in this agreement to arbitrate precludes you from filing an administrative charge/complaint of discrimination with the U.S. Equal Employment Opportunity Commission (“EEOC”), or any similar federal, state, or local government agency for purposes of exhausting your administrative remedies, to the extent required by law; however, any claims, action or lawsuit seeking damages, injunctive relief or other monetary or non-monetary relief by you based on such administrative charges/complaints must be brought in arbitration, in accordance with this agreement to arbitrate. You acknowledge that, should the EEOC, or any state or local government agency pursue claims on your behalf, you have waived your right to recover any money from the Company, other than amounts recoverable through arbitration pursuant to this agreement to arbitrate, if any.

Consistent with JAMS’ rules, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. However, the arbitrator shall have no authority or power to award any remedy in excess of what a party would be able to obtain in a court of law. The arbitrator may hear and determine any dispositive issue of law asserted by you or the Company to the same extent a court could hear and determine a dispositive motion. In ruling on such motions and/or on the admissibility of evidence, the arbitrator shall apply the standards under the Federal Rules of Civil Procedure, the Federal Rules of Evidence, and case law thereunder. The decision of the arbitrator will be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

Nothing herein shall be construed to preclude a party’s application for temporary or preliminary injunctive relief to a court of relevant jurisdiction, in furtherance of arbitration.

The arbitrator has exclusive authority to resolve any dispute relating to the interpretation, applicability, or enforceability of this Agreement (including this agreement to arbitrate therein). Any party’s right to appeal or to seek modification of rulings by the arbitrator is strictly limited by the Federal Arbitration Act (“FAA”). The parties agree that the Company is engaged in interstate commerce and that, except as provided in this Agreement, the FAA shall govern the interpretation and enforcement of, and all proceedings pursuant to, this agreement to arbitrate. Except as otherwise provided under the FAA or other applicable federal law, this Agreement shall be governed by the laws of the state where you are/were last employed by the Company without reference to any state’s or country’s choice of law provisions to the contrary.

Except as otherwise prohibited by law, neither you, the Company, nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties to the arbitration, except your respective attorneys and tax advisors, without any written consent of the other, provided such persons/entities first agree to be bound by this confidentiality provision. Either party may disclose the existence and results of any arbitration in a proceeding to enforce or appeal an arbitral award, as provided under applicable law.

The fees of the arbitrator and all other costs that are unique to the arbitration process shall be paid by the Company if and to the extent required by law. Otherwise, each party shall be solely responsible for paying his/her/their/its own costs for the arbitration, including but not limited to attorneys’ fees. However, if either party prevails on a claim which affords the prevailing party attorneys’ fees pursuant to law, statute, or contract, the arbitrator may award reasonable attorneys’ fees to the prevailing party.

You understand and agree that claims must be brought by either you or the Company in your individual capacity, not as plaintiffs or class members in any purported class or collective proceeding, and the arbitrator shall not have the power to hear the arbitration as a class or collective action or otherwise combine claims by multiple parties in a single arbitration (“Class/Collective Action Waiver”). If this Class/Collective Action Waiver is found to be unenforceable, in whole or in part, any offending provisions shall be severed from this Agreement. To the greatest extent permitted by law, claims must be brought by either you or the Company in your individual capacity, not as representatives in any representative proceeding, and the arbitrator shall not have the power to hear any claims on a representative basis (“Representative Action Waiver”). If this Representative Action Waiver is found to be unenforceable, it shall be severed from this Agreement, and any representative claims brought by either party shall instead be heard in a court of competent jurisdiction and not in arbitration under this Agreement.

You and the Company agree and acknowledge that this agreement to arbitrate is supported by good and valuable consideration, including the parties’ mutual agreement to arbitrate all disputes, claims, and controversies between them and your at-will employment with the Company.

BY INITIALING HERE, YOU [/s/ DH] AND THE COMPANY [/s/ RP] ACKNOWLEDGE THAT YOU HAVE FULLY READ, UNDERSTAND, AND ACKNOWLEDGE THE ARBITRATION PROVISIONS HEREIN AND THAT YOU ARE GIVING UP CERTAIN RIGHTS OTHERWISE AFFORDED TO YOU BY CIVIL COURT ACTIONS, INCLUDING BUT NOT LIMITED TO THE RIGHT TO A JURY OR COURT TRIAL AND THE RIGHT TO BRING ANY CLAIM AS A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION, AND THAT YOU VOLUNTARILY AND FREELY AGREE THERETO.

17.	Reservation of Rights. Nothing in this Agreement or the CNIAA shall prohibit you from: (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful or (b) speaking with or providing information to law enforcement, the U.S. Securities and Exchange Commission, the United States Equal Employment Opportunity Commission, and/or any other similar state or local fair employment practices agencies.

18.	Complete Agreement. This Agreement, the CNIAA, and the attachments referenced herein, supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company including, but not limited to, any representations made during your interviews, and constitute the complete agreement between you and the Company regarding the subject matters set forth herein. This letter, including, but not limited to, its at-will employment provision, may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

19.	Severability. The invalidity, illegality, or unenforceability of any provision, subsections, or sentences contained in of this Agreement, or any terms hereof, shall not affect the legality, validity or enforceability of any other provision or term of this Agreement. This Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your first day of employment with the Company, or our employment relationship with you may be terminated. You should be aware that the Company participates in E-Verify, a federal government system used to verify the employment authorization and social security number of each new employee.

By signing this Agreement, you acknowledge that the terms described in this Agreement, together with the CNIAA and other attachments, set forth the entire understanding between you and the Company and supersedes any prior representations or agreements, whether written or oral; there are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this letter may be amended waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company except that the Company may, in its sole discretion, adjust salaries, incentive compensation, benefits, job titles, locations, duties, responsibilities, and reporting relationships.

We hope that you will accept our offer of employment set forth in this Agreement. After you have had an opportunity to review this Agreement, kindly sign your name and the date at the end of this Agreement to signify your understanding and acceptance of these terms.

To accept this offer, sign and return this Agreement within three (3) business days from the date of this letter. This Agreement may be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) – DocuSign is preferred. If we do not receive a signed copy of this Agreement, the offer reflected in this letter may be withdrawn.

Should you have any questions regarding this letter or the terms of your at-will employment with the Company, please feel free to contact me.

Sincerely,

/s/ Robert A. Piconi

Robert A. Piconi

Chairman, Co-Founder & Chief Executive Officer

Energy Vault Holdings, Inc.

Attachments

1.	Employee Confidentiality, Non-Disclosure, and Inventions Assignment Agreement (with exhibits)

I have read and accept this employment offer.

/s/ David Hitchcock

SIGNATURE OF David Hitchcock

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